EXHIBIT 99.1

IDEX REPORTS RECORD SECOND QUARTER ORDERS, SALES AND FREE CASH FLOW; ADJUSTED EARNINGS PER SHARE OF 67 CENTS

LAKE FOREST, IL, July 23 – IDEX Corporation (NYSE: IEX) today announced its financial results for the three-month period ended June 30, 2012.

New orders in the quarter totaled $466 million, up 4 percent over the prior year period. Sales in the quarter totaled $494 million, 9 percent higher than the prior year period. For the quarter, on an organic basis, orders were 1 percent higher and sales were 6 percent higher than the prior year period.

Second quarter 2012 operating income, adjusted for $2.6 million of restructuring related charges, was $91.2 million, resulting in an operating margin of 18.5 percent, up 30 basis points from prior year adjusted operating margin due to higher volume and improved productivity.

Excluding the impact of restructuring related charges, second quarter adjusted diluted earnings per share were 67 cents, an increase of 5 cents, or 8 percent, from prior year adjusted EPS.

Free cash flow was $71 million for the quarter, a 54 percent increase from the second quarter of the prior year due to improved working capital and higher earnings.

Second Quarter Highlights

•	Orders increased 4 percent compared to the prior year (+1 percent organic, +6 percent acquisition and -3 percent foreign currency translation).

•	Sales increased 9 percent compared to the prior year (+6 percent organic, +6 percent acquisition and -3 percent foreign currency translation).

•

Reported net income of $54 million was $4 million, or 8 percent, higher than the prior year. Excluding restructuring related charges, adjusted net income was $56 million or 7 percent higher than prior year adjusted net income.

•	Reported diluted EPS of 65 cents was 5 cents, or 8 percent, higher than the prior year EPS. Adjusted EPS of 67 cents was 5 cents, or 8 percent, higher than the prior year adjusted EPS.

•	EBITDA of $108 million was 22 percent of sales and covered interest expense by more than 10 times.

•	Free cash flow was $71 million, representing a second quarter record and 130 percent of net income. Year-to-date free cash flow continues to be strong – up 86 percent from the prior year.

•

The Company completed the repurchase of 626 thousand shares of common stock for $25.9 million. Year-to-date, the Company has returned $118 million of capital through share repurchases, cash dividends and the repayment of debt.

“Solid execution delivered margin expansion and record free cash flow in the second quarter. Our second quarter adjusted EPS of 67 cents fell short of our expectations, primarily as a result of weakness in Europe, as well as a 3 cent unfavorable impact from foreign currency translation and acquisition-related charges. North America and the emerging markets continued to experience broad based demand. The order trends have been volatile due to the uncertainty in Europe and China as well as selective end market softness, specifically within optics and photonics. The CVI Melles Griot integration is on track, however top-line pressure has resulted in lower than expected financial performance. CVI has very high contribution margins and given the current environment, we need to continue to right size their cost structure in order to drive profitability.

Despite these challenges, our focus on productivity across the organization delivered 18.5 percent operating margin and exceptional cash generation of $71 million, up 54 percent compared to the prior year period. Overall, I am pleased with the team’s ability to navigate through this challenging environment while remaining focused on our customers.

Based on current outlook, our projected third quarter 2012 EPS is in the range of 62 to 64 cents. Given the second quarter results and the challenging economic environment, we have revised our full year 2012 outlook downward – we now expect EPS of $2.65 to $2.70, excluding any future restructuring related charges and the impact from the recently announced Matcon acquisition. Full year EPS exceeding the top end of our range would be predicated on continued strong U.S. and emerging markets and a stabilization in Europe.”

Andrew K. Silvernail

Chairman and Chief Executive Officer

Second Quarter 2012 Business Highlights (2012 operating margin excludes restructuring related charges)

Fluid & Metering Technologies

•	Sales in the second quarter of $211 million reflected a 1 percent increase compared to the second quarter of 2011 (+3 percent organic and -2 percent foreign currency translation).

•	Operating margin of 22.1 percent represented a 220 basis point improvement compared with the second quarter of 2011 due to productivity.

Health & Science Technologies

•

Sales in the second quarter of $171 million reflected a 21 percent increase compared to the second quarter of 2011 (+3 percent organic, +19 percent acquisitions and -1 percent foreign currency translation).

•

Operating margin of 16.6 percent represented a 470 basis point decrease compared with the second quarter 2011 adjusted operating margin primarily due to the dilutive impact from acquisitions. Excluding the impact from acquisitions, operating margins in 2012 were up 40 basis points compared with 2011.

Fire & Safety/Diversified Products

•	Sales in the second quarter of $116 million reflected a 10 percent increase compared to the second quarter of 2011 (+15 percent organic and -5 percent foreign currency translation).

•

Operating margin of 23.4 percent represented a 210 basis point decrease compared with the second quarter of 2011 primarily due to a $2.8 million gain on the sale of a facility in 2011. Excluding this gain from 2011, operating margins in 2012 were up 50 basis points compared with 2011.

For the second quarter of 2012, Fluid & Metering Technologies contributed 43 percent of sales and 46 percent of operating income; Health & Science Technologies accounted for 34 percent of sales and 28 percent of operating income; and Fire & Safety/Diversified Products represented 23 percent of sales and 26 percent of operating income.

IDEX Closes on Matcon, Ltd.

IDEX announced the acquisition of Matcon, Ltd. on July 20, 2012. Matcon, Ltd. will operate as part of IDEX’s Material Process Technologies platform within the Health & Science Technologies segment.

EBITDA and Free Cash Flow

EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

EBITDA and Free Cash Flow bridge	For the Quarter Ended
	June 30,			March 31,
	2012	2011	Change	2012	Change
• Income before Taxes	$77.9	$73.3	6%	$74.0	5%
• Depreciation and Amortization	19.2	17.0	13	19.2	—
• Interest	10.5	6.7	57	10.7	(1)

• EBITDA	107.6	97.0	11	103.9	4
• Restructuring/Inventory charge	2.6	3.0	(14)	4.9	(48)

• Adjusted EBITDA	$110.2	$100.0	10	$108.8	1

• Cash Flow from Operating Activities	$80.7	$51.7	56%	$58.7	37%
• Capital Expenditures	(10.2)	(7.2)	42	(8.5)	19
• Excess Tax Benefit from Stock-Based Compensation	0.3	1.6	(79)	2.1	(84)

• Free Cash Flow	$70.8	$46.1	54	$52.3	35

Conference Call to be Broadcast over the Internet

IDEX will broadcast its second quarter earnings conference call over the Internet on Tuesday, July 24, 2012 at 9:30 a.m. CT. Chairman and Chief Executive Officer Andy Silvernail and Vice President and Chief Financial Officer Heath Mitts will discuss the company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 855.859.2056 (or 404.537.3406 for international participants) using the ID # 40917655.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries – all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX

IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Tables follow)

IDEX CORPORATION

Condensed Statements of Consolidated Operations

(in thousands except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$494,144	$453,798	$983,561	$880,887
Cost of sales	291,031	268,959	577,559	517,348

Gross profit	203,113	184,839	406,002	363,539
Selling, general and administrative expenses	111,882	105,210	225,264	206,189
Restructuring expenses	2,581	—	7,519	—

Operating income	88,650	79,629	173,219	157,350
Other expense (income)—net	230	(347)	113	560
Interest expense	10,536	6,720	21,198	13,174

Income before income taxes	77,884	73,256	151,908	143,616
Provision for income taxes	23,533	23,074	45,386	45,483

Net income	$54,351	$50,182	$106,522	$98,133

Earnings per Common Share:

Basic earnings per common share (a)	$0.65	$0.61	$1.28	$1.19

Diluted earnings per common share (a)	$0.65	$0.60	$1.27	$1.17

Share Data:

Basic weighted average common shares outstanding	83,180	82,151	82,987	81,790

Diluted weighted average common shares outstanding	84,090	83,778	83,991	83,507

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$221,110	$230,259
Receivables—net	265,209	252,845
Inventories	254,497	254,258
Other current assets	57,273	51,799

Total current assets	798,089	789,161
Property, plant and equipment—net	215,673	213,717
Goodwill and intangible assets	1,822,444	1,813,588
Other noncurrent assets	20,596	19,641

Total assets	$2,856,802	$2,836,107

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$114,430	$110,977
Accrued expenses	124,167	130,696
Short-term borrowings	5,616	2,444
Dividends payable	16,687	14,161

Total current liabilities	260,900	258,278
Long-term borrowings	753,725	806,366
Other noncurrent liabilities	262,924	258,328

Total liabilities	1,277,549	1,322,972
Shareholders’ equity	1,579,253	1,513,135

Total liabilities and shareholders’ equity	$2,856,802	$2,836,107

-more-

IDEX CORPORATION

Company and Business Group Financial Information

(dollars in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, (b)		June 30, (b)
	2012	2011 (c)	2012	2011 (c)
Fluid & Metering Technologies
Net sales	$210,715	$208,896	$423,433	$408,570
Operating income (d)	46,622	41,486	93,807	83,338
Operating margin	22.1%	19.9%	22.2%	20.4%
Depreciation and amortization	$7,408	$8,240	$14,948	$16,238
Capital expenditures	4,521	3,052	7,050	6,519

Health & Science Technologies
Net sales	$170,563	$140,474	$344,349	$269,708
Operating income (d) (e)	28,289	29,867	60,014	59,366
Operating margin	16.6%	21.3%	17.4%	22.0%
Depreciation and amortization	$9,559	$5,990	$19,020	$10,974
Capital expenditures	2,979	1,972	5,813	5,311

Fire & Safety/Diversified Products (c)
Net sales	$115,924	$105,192	$219,974	$204,079
Operating income (d)	27,126	26,865	51,358	48,007
Operating margin	23.4%	25.5%	23.3%	23.5%
Depreciation and amortization	$1,824	$2,375	$3,603	$4,717
Capital expenditures	2,012	1,377	3,953	3,061

Company
Net sales	$494,144	$453,798	$983,561	$880,887
Operating income (d)	91,231	82,629	180,738	160,350
Operating margin	18.5%	18.2%	18.4%	18.2%
Depreciation and amortization (f)	$19,203	$16,954	$38,393	$32,576
Capital expenditures	9,631	7,004	18,058	17,088

(a)	Calculated by applying the two-class method of allocating earnings to common stock and participating securities as required by ASC 260, Earnings Per Share.
(b)	Three and six month data includes acquisitions of ERC (April 2012), CVI Melles Griot (June 2011), Microfluidics (March 2011) and Advanced Thin Films (January 2011) in the Health & Science Technologies segment from the date of acquisition.
(c)	Financial data for 2011 has been revised to reflect the transfer of our Trebor business unit from the Health & Science Technologies segment to the Fluid & Metering Technologies segment as well as the movement of the Dispensing Equipment segment into the Fire & Safety/Diversified Products segment.
(d)	Group operating income excludes unallocated corporate operating expenses while both Group and Company operating income excludes restructuring related charges.
(e)	Operating income within the Health & Science Technologies segment excludes a $3.0 million non-cash acquisition fair value inventory charge for the three and six months ended June 30, 2011.
(f)	Depreciation and amortization excludes amortization of debt issuance expenses.